Exhibit 99.1
Contact: Randall L. Herrel, Sr. — Chairman & CEO
(760) 929-6142
Peter Case — Executive Vice President of Finance & CFO
(760) 929-4640
Investor Relations: Sean Collins — Partner
CCG Investor Relations and Strategic Communications
(310) 231-8600. ext. 202
ASHWORTH, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2005 FINANCIAL RESULTS
•	Revenue up 15% for Fourth Quarter and 18% for Fiscal Year 2005

•	Loss of $0.16 for Fourth Quarter and $0.05 for Fiscal Year 2005 Due to Lower Gross Margin and Higher SG&A

•	Fiscal Year 2006 Guidance of $210 — $220 Million in Revenues and Earnings of $0.48 - $0.56 per Share
CARLSBAD, CALIFORNIA, December 22, 2005 — Ashworth, Inc. (NASDAQ: ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced financial results for the fourth quarter and fiscal year ended October 31, 2005.
During the fourth quarter, the newly realigned management team took aggressive steps to address the three issues encountered earlier in the year. First, the Company was successful in significantly reducing its domestic inventory to a level lower than a year ago, though this effort negatively impacted the gross margin percentage in the fourth quarter. Second, although the Retail distribution channel suffered a 7.2% decline in sales against the same quarter of the prior year, the Company’s new merchandising strategy of offering more key items and less fashion merchandise has provided a more balanced mix on the selling floor and consumers have reacted favorably. The Company expects to expand this new key item strategy in fiscal 2006. Third, the operating efficiency of the Company’s U.S. Embroidery and Distribution Center (the “EDC”) was significantly improved in the fourth quarter of fiscal 2005 compared to the first three quarters of fiscal 2005.
The Company experienced full price sales growth in four of its seven distribution channels including its international Golf channel, its Corporate distribution channel, The Game® brand headwear lines and its Company-owned outlet stores. The Company also successfully completed its first full year of operations with its new Gekko acquisition which has proven to be accretive to earnings. Additionally, the Company’s Spring/Summer 2006 forward orders for both the Ashworth® and Callaway Golf apparel brands have increased over last year, both in the U.S. and Europe. And in November 2005, the Darrell Survey ranked the Ashworth brand the number one brand in golf shirt usage in the U.S. for the 10th consecutive year.
Summary of Fourth Quarter Financials:
Consolidated net revenue for the quarter ended October 31, 2005 increased 14.5% to $55.3 million compared to $48.3 million in the same quarter last year. Net revenue for the domestic segment increased 16.5% to $47.9 million for the fourth quarter of fiscal 2005 from $41.1 million for the same period of fiscal 2004. Net revenue from the international segment increased 3.7% to $7.4 million for the fourth quarter of fiscal 2005 from $7.2 million for the same period of fiscal 2004. Net loss for the fourth quarter was $2.2 million or $0.16 per basic and diluted share compared to net income of $1.9 million or $0.14 per basic and diluted share for the same quarter last year. A more detailed analysis of fourth quarter revenue is provided below.
The Company’s operating margin suffered a loss of 5.4% in the fourth quarter of fiscal 2005 as compared to a profit of 7.3% in the same period last year. The decline was largely driven by lower gross margins as well as higher selling, general and administrative (“SG&A”) expenses. Gross margins and earnings were adversely impacted by lower than anticipated sales of full-margin products and by the Company’s decision to aggressively reduce the excess inventory built up in the third quarter. During the fourth quarter, the Company continued the aggressive sales programs initiated in the third quarter to address the impact of product which failed to appeal to its target market. Continued efforts to document various internal controls to address Sarbanes-Oxley Section 404 requirements also added significantly to the higher SG&A expenses and lower operating margin level. In addition, SG&A expenses were higher due to the expansion of the Company-owned outlet stores. Finally, the SG&A expenses were impacted by several costs associated with management realignment and personnel reductions to improve product, financial and operational performance in 2006.
Summary of Fiscal 2005 Financials:
For the fiscal year ended October 31, 2005, consolidated net revenue increased 18.3% to $204.8 million compared to $173.1 million for fiscal 2004. Net revenue for the domestic segment increased 19.0% to $171.9 million for the fiscal year ended October 31, 2005 from $144.4 million for fiscal 2004. Net revenue from the international segment increased 14.6% to $32.9 million for the fiscal year ended October 31, 2005 from $28.7 million for fiscal 2004.
Consolidated net loss for the fiscal year ended October 31, 2005 was $0.7 million or $0.05 per basic and diluted share compared to consolidated net income of $8.2 million or $0.61 per basic share and $0.60 per diluted share for fiscal 2004.
In the second quarter of fiscal 2004, the Company sold its existing distribution center facility located in Carlsbad, California and recorded a pre-tax gain on disposal of fixed assets of $1.6 million. Additionally, during the third quarter of fiscal 2004, the Company incurred a $3.0 million pre-tax charge related to a settlement to conclude a 1999 securities class action lawsuit. Without the pre-tax gain on the sale of the distribution center and the pre-tax charge in connection with the litigation settlement, the Company would have reported consolidated net income of $9.1 million or $0.66 per diluted share for fiscal 2004. The Company believes that excluding the effects of the charge related to the litigation settlement and the gain on sale of fixed assets provides useful information to investors in analyzing the Company’s operational performance in fiscal 2005 as compared to fiscal 2004.
The Company’s operating margin decreased to 0.7% in fiscal 2005 as compared 9.5% in fiscal 2004. The decline was driven by lower gross margins as well as higher SG&A expenses. Gross margins and earnings were adversely impacted by lower than anticipated sales of full-margin products and the Company’s decision to aggressively reduce the excess inventory built up in the third quarter. Primary drivers of the higher SG&A included twelve versus four months of expenses from Gekko, the net addition of five new outlet stores, higher sales promotions expense, EDC variable cost overruns, and expenses associated with the documentation of various internal controls to address Sarbanes-Oxley Section 404 requirements.
FY 2006 Guidance:
The Company affirmed its previously stated consolidated revenue guidance for fiscal 2006 of approximately $210 to $220 million versus the $205 million for fiscal 2005. Based on current trends, the Company expects consolidated net earnings of $0.48 to $0.56 per diluted share versus a loss of $0.05 per basic and diluted share in fiscal 2005. The Company expects to achieve its fiscal 2006 goals primarily by 1) reducing the need for higher markdown allowances with the introduction of better designed product lines, 2) reducing lower margin sales which resulted from the fourth quarter fiscal 2005 inventory reduction efforts, 3) realizing planned efficiencies at its U.S. EDC, 4) lowering sales and promotional expenses, 5) reducing Sarbanes-Oxley Section 404 compliance expenses in its second year of Sarbanes-Oxley Section 404 implementation, and 6) the reduction of payroll expenses.
The newly realigned management team is aggressively implementing initiatives in 2006 which will strengthen the Company’s systems to provide better visibility and controls going forward. The team is also implementing additional initiatives to expand its technical product offerings for 2006 and 2007. With the EDC running more efficiently, the Company plans to increase revenues by providing embroidery services to other apparel and accessory companies in 2006 and 2007.
Acquisition of Gekko: Highly Successful First Full Year
In 2005 the Company began to realize the cross-selling potential from the Gekko acquisition with sales and future bookings totaling approximately $2.2 million of headwear into the Golf channel and approximately $1.3 million of Ashworth apparel into the Collegiate channel. Ashworth’s July 2004 acquisition of Gekko added popular lines of headwear and apparel under The Game and Kudzu® brands to the Company’s product offerings. The acquisition also provided the Company the opportunity in 2005 to distribute Ashworth sportswear into The Game’s and Kudzu’s three channels of distribution and existing account base which includes over 1,000 colleges and universities, resorts and sporting goods team dealers that serve the high school and college markets as well as Kudzu’s outdoor and NASCAR-related customers. Additionally, Gekko is designing Ashworth-branded and Callaway Golf apparel-branded headwear for sale into Ashworth’s existing Golf and Retail channels in 2006.
Fiscal 2005 Year-End Balance Sheet:
The Company’s balance sheet remains strong. Key operational metrics such as accounts receivable and inventory are improving. The Company’s net accounts receivable decreased 5.0% from a year ago despite an increase in net revenues. Accounts receivable were down primarily due to the increased markdown allowances in the third and fourth quarters resulting from less than expected product sell-through in the Retail distribution channel. In addition, a new credit reporting system was recently installed which facilitates collection efforts on a more timely basis. Consolidated net inventories decreased 6.3% from a year ago despite a 38.7% increase in Gekko’s inventory designed to facilitate sales into the Collegiate market. Total liabilities to equity increased from 57.0% to 60.5% primarily due to the negative cash flow of $1.4 million during the fiscal year.
Planned Amendment of Bank Agreement:
The Company is in negotiations with Union Bank of California, as Agent for its banking syndicate, on an amendment to its bank line of credit and has tentatively agreed to a proposed term sheet. The purpose of this amendment is, among other things, to address the Company’s current non-compliance with the following financial covenants: 1) minimum tangible net worth, 2) minimum EBITDA, 3) maximum capital expenditures, and 4) the minimum fixed charge coverage ratio. The amendment eliminates the EBITDA covenant and the requirement to reduce the balance of the revolving loan, and also transfers $7.5 million from the term loan to the line of credit, with the existing term loan’s remaining balance of $7.5 million amortized over 60 months (which reduces the annual principal payment total from $4.0 million to $1.5 million).
Analysis of Fourth Quarter Revenues by Channel/Segment:
The Company attributed the increase in consolidated fourth quarter revenue, as compared to the fourth quarter of fiscal year 2004, to higher revenues in its international segment, its Corporate distribution channel, the Collegiate/bookstores channel as well as in the Company-owned outlet stores, partially offset by lower revenues from its Retail distribution channel. An increase in the domestic Golf channel was primarily a result of lower margin golf product sales to off course accounts.
Revenues from the international segment increased 3.7% to $7.4 million and revenues for the Corporate distribution channel increased 22.4% to $6.4 million. Revenues from the Company- owned stores increased 87.5% to $2.4 million, primarily due to the net addition of five stores when compared to the same quarter of the prior year.
Gekko’s revenue increased 18.9% to $12.1 million in the quarter. Domestic Golf channel revenue increased 16.1% to $21.5 million. These increases were partially offset by a decrease of 7.2% to $5.5 million in revenues in the domestic Retail distribution channel. The Retail distribution channel was negatively affected by a continued highly promotional environment in the Fall/Holiday season and poor product performance.
Revenues from Ashworth branded products increased 15.4% to $31.3 million for the quarter from $27.1 million in the same quarter in 2004 primarily due to an increase in lower margin sales. Revenues from Callaway Golf apparel branded products increased 8.5% to $12.0 million primarily due to an increase in Corporate sales and moderate growth in domestic Golf sales.
Golf
The Ashworth brand was again ranked number one by the Darrell Survey as having the largest overall market share in golf shirt usage for the 10th consecutive year. While overall sales increased in its Golf distribution channel in the fourth quarter, the Company continued to experience a challenging pricing environment in this core distribution channel.
The Company also recorded its third consecutive year-over-year increase for the Callaway Golf apparel line and anticipates continued growth as it fully develops Callaway Golf apparel for Women and the new X Series performance collection for Men.
Both brands were adversely affected by a core Golf distribution channel that remained soft during the fourth quarter of fiscal 2005. The Company has, however, received favorable response to its Spring 2006 product offering with its new technical Ashworth Weather Systems® (“AWS”) performance line and Callaway Golf apparel X Series line, and believes its current product offering is now more in line with the direction of the market.
The Company recently signed a contract with the United States Golf Association (“USGA”) to serve as the lead apparel vendor for the U.S. Open for the 2006 through 2009 seasons. This achievement represents an unprecedented second term agreement with the USGA following the initial four year term in which Ashworth captured lead apparel vendor status for the U.S. Open in the years 2001-2004. For the 2005 U.S. Open at Pinehurst Resort, Ashworth and the Pinehurst Resort team fielded the largest merchandise pavilion in the 105 year history of the U.S. Open at 38,000 square feet.
Retail
While Retail sales declined 7.2% in the quarter as compared to a year ago the Company’s new merchandising strategy for the Retail distribution channel resulted in improved performance in the fourth quarter of fiscal 2005 versus the third quarter of 2005. A shift in assortments to more key items and less fashion merchandise has provided a more balanced mix on the selling floor and customers have reacted favorably. The Company expects to expand the key item strategy in fiscal 2006.
Corporate

The Corporate distribution channel experienced improved performance in the fourth quarter with a 22.4% increase in revenues. The Callaway Golf apparel line has been strong and the Corporate market has reacted positively to this well recognized consumer brand. The Company’s strategy is to continue to focus and grow the Corporate distribution channel for fiscal 2006 as it offers two high quality apparel brands and a full range of headwear from The Game brand. For fiscal 2006, the Company has added Callaway Golf apparel for Women and the technical Ashworth AWS Collection to its Corporate distribution channel product offering. The Company also enjoyed better than expected results with an expanded offering of Callaway Golf hard goods, balls and accessories.
Collegiate/Racing (The Game/Kudzu)
In the fourth quarter of fiscal 2005, revenues from The Game and Kudzu products increased by 18.9% over the fourth quarter of fiscal 2004. The increase was primarily due to sales of The Game product in the Collegiate channel. The result for the full year was an increase of 176.4% primarily due to the prior year only including four months of revenues from Gekko, which was acquired on July 7, 2004.
Ashworth UK, Ltd.
Revenues at Ashworth Europe continue to grow and increased 12.2% to $6.1 million for the quarter and 22.5% to $23.4 million for fiscal year 2005 as compared to the same periods in the prior year. The increase was primarily driven by growth in the Ashworth brand.
Additional Board Members:
The Company also announced that two new directors, John W. Richardson and Detlef Adler, have been elected to the Board of Directors. The Corporate Governance and Nominating Committee is continuing the interviewing process in an effort to add one or two additional outside directors in the coming months.
Retention of Financial Advisor
The Company has retained Houlihan, Lokey, Howard, & Zukin (“Houlihan Lokey”), an international investment bank, to advise the Company in identifying and evaluating strategic alternatives and options. Given the Company’s growth in its Ashworth and Callaway Golf apparel brands and the development of its multi-channel business model, the Company believes it is well positioned to increase shareholder value despite general softness in the golf industry. Management also believes the Company’s current stock price does not reflect the true value of the Company and its prospects. With the assistance of Houlihan Lokey, the Company will assess its position in the market and evaluate a wide range of strategies and alternatives to increase future shareholder value. No assurance can be given, however, that any transaction will be entered into or consummated.
Ashworth, Inc. is a designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth CollectionTM is a range of upscale sportswear designed to be worn on and off course. Ashworth AuthenticsTM showcases popular items from the Ashworth line. Ashworth Weather Systems® utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.
In October 2004, Ashworth, Inc. acquired Gekko Brands, LLC (“Gekko”), a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. This strategic acquisition provides opportunity for additional growth in three new, quality channels of distribution for the Ashworth® and Callaway Golf apparel brands as well as further growth from The Game and Kudzu brands’ sales into the Company’s three traditional distribution channels. The Game brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game brand is one of the leading headwear brands in the Collegiate distribution channel. The Kudzu brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.
To learn more, please visit our Web site at www.ashworthinc.com.
     This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company’s recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.’s SEC reports, including the report on Form 10-K for the year ended October 31, 2004 and Form 10-Q’s filed thereafter. The Company undertakes no obligation to publicly release the results of any revision of the forward-looking statements.
CONTACT INFORMATION:
Ashworth, Inc.
Randall L. Herrel, Sr., 760-929-6142
Peter Case, 760-929-4640
or
CCG Investor Relations and Strategic Communications
Sean Collins, (310)-231-8600, ext. 202 (Investor Relations)

ASHWORTH, INC.
Consolidated Statements of Operations
Fourth Quarter and Twelve Months ended October 31, 2005 and 2004
(Unaudited)

	Summary of Results of Operations
	2005	2004
FOURTH QUARTER
Net Revenue	$55,304,000	$48,265,000
Cost of Sales	36,114,000	28,162,000

Gross Profit	19,190,000	20,103,000
Selling, General and Administrative Expenses	22,182,000	16,560,000

Income (Loss) from Operations	(2,992,000)	3,543,000
Other Income (Expense):
Interest Income	13,000	15,000
Interest Expense	(639,000)	(505,000)
Other Expense, net	(190,000)	110,000

Total Other Expense, net	(816,000)	(380,000)

Income (Loss) Before Provision for Income Taxes	(3,808,000)	3,163,000
Provision for Income Taxes	1,568,000	(1,265,000)

Net Income (Loss)	($2,240,000)	$1,898,000

Income (Loss) Per Share – BASIC	($0.16)	$0.14
Weighted Average Common Shares Outstanding	14,020,000	13,513,000

Income (Loss) Per Share – DILUTED	($0.16)	$0.14
Adjusted Weighted Average Shares and Assumed Conversions	14,020,000	13,826,000

TWELVE MONTHS
Net Revenue	$204,788,000	$173,102,000
Cost of Sales	127,875,000	100,971,000

Gross Profit	76,913,000	72,131,000
Selling, General and Administrative Expenses	75,441,000	55,613,000

Income from Operations	1,472,000	16,518,000
Other Income (Expense):
Interest Income	62,000	60,000
Interest Expense	(2,372,000)	(1,353,000)
Other Expense, net	(452,000)	(1,554,000)

Total Other Expense, net	(2,762,000)	(2,847,000)

Income Before Provision for Income Taxes	(1,290,000)	13,671,000
Provision for Income Taxes	561,000	(5,469,000)

Net Income	($729,000)	$8,202,000

Income Per Share – BASIC	($0.05)	$0.61
Weighted Average Common Shares Outstanding	13,872,000	13,401,000

Income Per Share – DILUTED	($0.05)	$0.60
Adjusted Weighted Average Shares and Assumed Conversions	13,872,000	13,728,000

ASHWORTH, INC.
Condensed Consolidated Balance Sheets
As of October 31, 2005 and 2004
(Unaudited)

	October 31,	October 31,
ASSETS	2005	2004
CURRENT ASSETS
Cash and Cash Equivalents	$3,839,000	$5,541,000
Accounts Receivable-Trade, net	37,306,000	39,264,000
Inventories, net	46,126,000	49,249,000
Other Current Assets	14,565,000	6,766,000

Total Current Assets	101,836,000	100,820,000

Property and Equipment, net	38,082,000	34,531,000
Intangible Assets, net	24,436,000	23,668,000
Other Assets, net	238,000	467,000

Total Assets	$164,592,000	$159,486,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of Credit	$12,000,000	$2,500,000
Current Portion of Long-Term Debt	4,449,000	4,502,000
Accounts Payable – Trade	11,024,000	13,959,000
Other Current Liabilities	9,411,000	8,101,000

Total Current Liabilities	36,884,000	29,062,000

Long-Term Debt	22,737,000	27,186,000
Other Long-Term Liabilities	2,409,000	2,022,000
Stockholders’ Equity	102,562,000	101,216,000

Total Liabilities and Stockholders’ Equity	$164,592,000	$159,486,000

This earnings release includes information presented on an adjusted non-GAAP basis. These adjusted non-GAAP financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of adjusted non-GAAP results provides useful information to both management and investors to better understand the impact of the charge related to the settlement of the class action lawsuit booked in the third quarter of fiscal 2004 and the gain on sale of the Company’s former distribution facility in Carlsbad, California booked in the second quarter of fiscal 2004. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliations set forth below are provided in accordance with Regulation G and reconcile the adjusted non-GAAP financial measure with the most directly comparable GAAP-based financial measure.
ASHWORTH, INC.
Pro Forma Consolidated Statements of Income
Twelve Months ended October 31, 2005 and 2004
(Unaudited)

	Twelve Months
	Ended	Twelve Months Ended
	10/31/05	10/31/04
			Elimination of Gain on
			Sale of Former
			Distribution
			Center
	As	As	and the Class Action
	Reported	Reported	Settlement Charge	Pro Forma Results
Net Revenue	$204,788,000	$173,102,000	–	$173,102,000
Cost of Sales	127,875,000	100,971,000	–	100,971,000

Gross Profit	76,913,000	72,131,000	–	72,131,000
Selling, General and Administrative Expenses	75,441,000	55,613,000	1,589,000	57,202,000

Income from Operations	1,472,000	16,518,000	(1,589,000)	14,929,000
Other Income (Expense):
Interest Income	62,000	60,000	–	60,000
Interest Expense	(2,372,000)	(1,353,000)	–	(1,353,000)
Other Expense, net	(452,000)	(1,554,000)	3,000,000	1,446,000

Total Other Expense, net	(2,762,000)	(2,847,000)	3,000,000	153,000
Income Before Provision for Income Taxes	(1,290,000)	13,671,000	1,411,000	15,082,000
Provision for Income Taxes	561,000	(5,469,000)	(564,000)	(6,033,000)

Net Income	($729,000)	$8,202,000	$847,000	$9,049,000

Income Per Share – BASIC	($0.05)	$0.61	$0.06	$0.67
Weighted Average Common Shares Outstanding	13,872,000	13,401,000	13,401,000	13,401,000

Income Per Share – DILUTED	($0.05)	$0.60	$0.06	$0.66
Adjusted Weighted Average Shares and Assumed Conversions	13,872,000	13,728,000	13,728,000	13,728,000